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Exhibit 4.14

PIK BRIDGE LOAN AGREEMENT

among

K-L SUB 1 INC.,
as Borrower,

The Lenders from Time to Time Party Hereto,

MERRILL LYNCH CAPITAL CORPORATION,
as Agent,

Dated as of November 20, 2000

MERRILL LYNCH INTERNATIONAL,
as Arranger

SECTION 8.	Representations, Warranties and Agreements	27
8.1	Corporate Status	27
8.2	Corporate Power and Authority	27
8.3	No Violation	27
8.4	Litigation	28
8.5	Margin Regulations	28
8.6	Governmental Approvals	28
8.7	Investment Company Act	28
8.8	True and Complete Disclosure	28
8.9	Financial Condition; Financial Statements	28
8.10	Tax Returns and Payments	29
8.11	Compliance with ERISA	29
8.12	Subsidiaries	30
8.13	Patents, etc	30
8.14	Environmental Laws	30
8.15	Properties	30
SECTION 9.	Affirmative Covenants	31
9.1	Information Covenants	31
9.2	Books, Records and Inspections	33
9.3	Maintenance of Insurance	33
9.4	Payment of Taxes	33
9.5	Consolidated Corporate Franchises	34
9.6	Compliance with Statutes, Obligations, etc.	34
9.7	ERISA	34
9.8	Good Repair	34
9.9	End of Fiscal Years; Fiscal Quarters	35
9.10	[intentionally omitted]	35
9.11	Use of Proceeds	35
9.12	Changes in Business	35
9.13	Ownership of Assets	35
9.14	Permanent Notes	35
9.15	Change of Control	36
SECTION 10.	Negative Covenants	37
10.1	Limitation on Asset Sales	37
10.2	Limitation on Restricted Payments	40
10.3	Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock	44
10.4	Liens	47
10.5	Limitation on Fundamental Changes	47
10.6	Transactions with Affiliates	48
10.7	Dividend and Other Payment Restrictions Affecting Subsidiaries	49
SECTION 11.	Events of Default	50
SECTION 12.	The Agent	52
12.1	Appointment	52
12.2	Delegation of Duties	52
12.3	Exculpatory Provisions	52
12.4	Reliance by Administrative Agent	53
12.5	Notice of Default	53
12.6	Non-Reliance on Agent and Other Lenders	53
12.7	Indemnification	54
12.8	Agent in its Individual Capacities	54
12.9	Successor Agent	54

SECTION 13.	Miscellaneous	54
13.1	Amendments and Waivers	54
13.2	Notices	55
13.3	No Waiver; Cumulative Remedies	56
13.4	Survival of Representations and Warranties	56
13.5	Payment of Expenses and Taxes	56
13.6	Successors and Assigns; Participations and Assignments	57
13.7	Replacements of Lenders under Certain Circumstances	59
13.8	Adjustments; Setoff	59
13.9	Counterparts	59
13.10	Severability and Integration	60
13.11	Governing Law	60
13.12	Submission to Jurisdiction; Waivers	60
13.13	Acknowledgments	60
13.14	Waivers of Jury Trial	61
13.15	Confidentiality	61
13.16	Conversion of Currencies	61
SCHEDULES
Schedule 2.1	Commitments of Lenders
Schedule 8.12	Subsidiaries
Schedule 13.2	Addresses for Notices
EXHIBITS
Exhibit A	Term Sheet
Exhibit A-1	Form of Bridge Note
Exhibit A-2	Form of Bridge PIK Note
Exhibit B	Form of Assignment and Acceptance
Exhibit C	[intentionally omitted]
Exhibit D	Form of Confidentiality Agreement
Exhibit E	Form of Legal Opinion of Simpson Thacher & Bartlett
Exhibit F	Form of Legal Opinion of In-House Counsel

        This PIK BRIDGE LOAN AGREEMENT is dated as of November 20, 2000, and is made among K-L SUB 1, INC., a Delaware corporation, as borrower (the "Borrower"), the Lenders (as defined in Section 1), Merrill Lynch Capital Corporation, as Agent (the "Agent"), Merrill Lynch International, as Arranger, (in such capacity, the "Arranger").

RECITALS:

        Pursuant to an acquisition agreement dated September 25, 2000 (the "Acquisition Agreement"), K-L Holdings, Inc., a newly formed Delaware corporation (the "Parent") agreed to acquire (the "Acquisition") the Plastics and Compoundings, Water Technologies, Timber Technologies, Water Treatments, GD Holmes, Electronics, Pigments and Additives divisions (the "Target Business") of Laporte Plc (the "Seller"). In connection with the financing of the Acquisition, (a) an affiliate of Kohlberg Kravis Roberts & Co. L.P. (the "Sponsor") will invest in newly issued common stock of the Parent which owns directly 100% of the issued share capital of the Borrower for consideration paid to the Parent of approximately $282,000,000 in cash (the "Equity Financing") with further consideration of $3,000,000 upon issuance of the Senior Subordinated Notes (as defined in Section 1.1), such amounts to be contributed to the Borrower as common equity, (b) the Borrower will borrow an aggregate principal amount of up to $100,000,000 pursuant to this Agreement (the "PIK Proceeds"), (c) the Borrower will contribute the PIK Proceeds and the Equity Financing to K-L Sub 2, Inc. ("Holdings") as common equity, (d) Holdings will contribute the PIK Proceeds and the Equity Financing to K-L Sub 3, Inc. (the "Acquiror") as common equity, (e) the Acquiror will borrow (i) an aggregate principal amount of up to $325,000,000 under a senior subordinated facility (the "High Yield Bridge Facility") provided by The Chase Manhattan Bank, Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P. and a syndicate of lenders pursuant to a credit agreement dated as of the date hereof (the "Bridge Loan Agreement"), among the Acquiror as borrower, the Parent, the Borrower, Holdings, the lenders party thereto and The Chase Manhattan Bank, as Agent thereunder, Merrill Lynch & Co., as syndication agent thereunder and Goldman Sachs Credit Partners L.P., as documentation agent thereunder, and (ii) an aggregate principal amount of up to $520,000,000 under senior secured facilities provided by The Chase Manhattan Bank, Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P. and a syndicate of lenders pursuant to a credit agreement dated as of the date hereof (the "Senior Secured Credit Agreement"), among the Parent, Holdings, the Borrower, the lenders party thereto, The Chase Manhattan Bank, as administrative agent thereunder, Merrill Lynch & Co., as syndication agent thereunder and Goldman Sachs Credit Partners L.P., as documentation agent thereunder and (f) certain fees and expenses incurred in connection with the transactions described in this paragraph will be paid. Concurrently with the borrowing of the Senior Term Loans (as herein defined) under the Senior Secured Credit Agreement and the loans under the High Yield Bridge Facility, the Borrower will borrow the Loans. The proceeds of the Loans will be used solely to contribute common equity and to pay a portion of the purchase price under the Acquisition Agreement and to pay related fees and expenses. The transactions described above are referred to collectively as the "Transactions".

        The parties hereto hereby agree as follows:

        SECTION 1.    Definitions.

        As used herein, the following terms shall have the meanings specified in this Section 1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

        1.1    Defined Terms.    "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted

Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" is defined in the recitals.

        "Acquisition Agreement" is defined in the recitals.

        "Acquisition Documents" means the Acquisition Agreement and all other agreements executed from time to time pursuant to the Acquisition Agreement between the parties thereto.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Agent" means Merrill Lynch International, together with its affiliates, as the Agent for the Lenders under this Agreement and the other Credit Documents.

        "Agent's Office" means the office of the Agent located at 4 World Financial Centre, 7th Floor, New York, NY 10080 or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

        "Agreement" means this PIK Bridge Loan Agreement.

        "Arranger" is defined in the recitals.

        "Asset Sale" means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a "disposition") or (ii) the sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

          (a)   a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or inventory or goods held for sale in the ordinary course of business;

          (b)   the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 10.5 or any disposition that constitutes a Change of Control;

          (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 10.2;

          (d)   any disposition of assets in a single transaction or a series of transactions with an aggregate fair market value of less than $2.5 million;

          (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

          (f)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

          (g)   the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

          (h)   the sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (x) of the definition of Permitted Investments);

          (i)    foreclosures on assets;

          (j)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

          (k)   any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including, without limitation, sale leasebacks and asset securitizations permitted by this Agreement.

        "Assignee" is defined in Section 13.6(c).

        "Assignor" is defined in Section 13.6(c).

        "Assignment and Acceptance" is defined in Section 13.6(c).

        "Authorized Officer" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

        "Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

        "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

        "Borrower" is defined in the recitals.

        "Borrowing" means the incurrence of the Loans.

        "Bridge Loan Agreement" is defined in the recitals.

        "Bridge Notes" is defined in Section 13.6(d).

        "Bridge Obligations" means the Obligations of the Borrower under or in connection with this Agreement and the other Credit Documents.

        "Bridge PIK Notes" is defined in Section 13.6(d).

        "Business Day" means any day excluding Saturday, Sunday and any day that shall be in The City of New York legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

        "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means (i) United States Dollars, (ii) pounds sterling, (iii) (a) Euro, or any national currency of a Participating Member State or (b) in the case of any Foreign Subsidiary, such local currencies held by them from time to time in the ordinary course of business, (iv) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government, with maturities of 24 months or less from the date of acquisition, (v) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million, (vi) repurchase obligations for underlying securities of the types described in clauses (iv) and (v) entered into with any financial institution meeting the qualifications specified in clause (v) above, (vii) commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing with 12 months after the date of creation thereof, (viii) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(viii) above, (ix) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and (x) Indebtedness or Preferred Stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above, provided that such amounts are converted into any currency listed in clauses (i) and (ii) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

    (i)
    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

    (ii)
    the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower or the Parent.

        "Closing Date" means the date on which the funding of the Loans is made, which date shall be no later than December 31, 2000.

        "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

        "Commitments" means as to any Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.1 in an aggregate amount not to exceed the amount set forth under such Lender's name in Schedule 2.1 opposite the caption "Commitment Amount" or in the Assignment and Acceptance pursuant to which a Lender acquires its Commitment, as the same may be adjusted pursuant to Section 13.6.

        "Confidential Information" is defined in Section 13.15.

        "Confidential Information Memorandum" means the Confidential Information Memorandum of the Borrower dated October, 2000, delivered to the Lenders in connection with the Senior Secured Facilities.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capitalized Lease Obligations and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing fees) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, in each case other than interest expense in respect of the Loans and the Permanent Notes.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded, (ii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax income (loss) from discontinued operations and any net after-tax gains (or losses) on disposal of discontinued operations shall be excluded, (iv) any net after-tax gains (or losses) (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Borrower) shall be excluded, (v) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, to the extent not already included, that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, (vi) the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition; (vii) the Net Income for such period of any Restricted Subsidiary shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that this clause (vii) shall not apply to restrictions on the declaration or payment of dividends or similar distributions by any Restricted Subsidiary of its Net Income pursuant to the (x) Senior Secured Credit Agreement, the Bridge Loan Agreement, the Exchange Note Indenture and the High Yield Notes or (y) any refinancing thereof or any other Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, in either case with restrictions on such payments, taken as a whole, not materially more restrictive than those in the Bridge Loan Agreement, the Exchange Note Indenture and the High Yield Notes; and provided further that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary in respect of such period, to the extent not already included therein; and (viii) any increase in amortization or depreciation resulting from purchase accounting in relation to (i) the Transaction or (ii) any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Documents" means this Agreement and any promissory notes issued by the Borrower hereunder.

        "Credit Facilities" means, with respect to the Borrower or the Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Secured Facilities) or commercial paper facilities with banks or other institutional lenders or indentures providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including increasing the amount borrowed thereunder) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preferred Stock" means preferred stock of the Borrower or the Parent (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by an executive vice president and the principal financial officer of the Borrower or the Parent on the issuance date thereof.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Maturity Date of the Loans or the date the Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Dollar", "dollar" and "$" means lawful currency of the United States.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus (b) Consolidated Interest Expense of such Person for such period incurred by such Person or any Restricted Subsidiary during such period, in each case to the extent the same was deducted in calculating such Consolidated Net Income, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (d) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition recapitalization or Indebtedness permitted to be incurred under this Agreement (whether or not successful) (including such fees, expenses or charges related to the Transactions) and deducted in such period in computing Consolidated Net Income, plus (e) the amount of any one-time restructuring charge deducted in such period in computing Consolidated Net Income (including any one-time costs incurred in connection with acquisitions after the Closing Date), plus (f) without duplication, any other noncash charges reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus (g) the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests) plus (h) in the case of the periods ending December 31, 2000 and December 31, 2001, Systems Establishment Expenses plus (i) interest expense in respect of the Loans and the Permanent Notes, less, without duplication (j) noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

        "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person's business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, "Claims"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

        "Environmental Law" means any applicable United States Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

        "Equity Contributions" is defined in the recitals.

        "Equity Financing" is defined in the recitals.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of common stock or Preferred Stock of the Borrower or the Parent (excluding Disqualified Stock), other than (x) public offerings with respect to common stock registered on Form S-8 and (y) any such public or private sale that constitutes an Excluded Contribution.

        "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "Euro" means the single currency of Participating Member States.

        "Event of Default" is defined in Section 11.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Exchange Note Indenture" means an indenture in substantially the form of Exhibit G to the Bridge Loan Agreement.

        "Exchange Notes" means the notes to be issued under the Exchange Note Indenture.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from:

          (a)   contributions to its common equity capital; and

          (b)   the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any Subsidiary of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower;

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an executive vice president and the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

        "Existing Indebtedness" means Indebtedness of the Borrower or the Restricted Subsidiaries in existence on the Closing Date, plus interest accruing thereon.

        "Fees" means all amounts payable pursuant to, or referred to in, Section 4.1.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) of such Person, and (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any State thereof, the District of Columbia, or any territory thereof.

        "GAAP" means generally accepted accounting principles in the United States, which are in effect on the Closing Date. For the purposes of this Agreement, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Group" means Holdings, the Borrower and each of their respective Subsidiaries, but excluding any Joint Ventures, and "member of the Group" means any one of them.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", or "pollutants", or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "High Yield Bridge Facility" is defined in the recitals.

        "High Yield Notes" means the notes to be issued under an indenture to be entered into between, inter alia, K-L Sub 3 and a trustee to refinance the High Yield Bridge Facility.

        "Holders" means the registered holders of Permanent Notes.

        "Holdings" is defined in the recitals.

        "Indebtedness" means, with respect to any Person, (a) any indebtedness (including principal and premium) of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or (iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness and obligations under or in respect of Receivables Facilities shall be deemed not to constitute Indebtedness. In addition, "Indebtedness" of any Person includes Indebtedness described in the foregoing paragraph that would not appear as a liability on the balance sheet of such Person if (1) such Indebtedness is the obligation of a partnership or a joint venture that is not a Restricted Subsidiary (a "Joint Venture"), (2) such Person or a Restricted Subsidiary is a general partner of the Joint Venture (a "General Partner") and (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary; and such Indebtedness shall be included in an amount not to exceed (x) the greater of (A) the net assets of the General Partner and (B) the amount of such obligations to the extent that there is recourse by, contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary (other than the General Partner) or (y) if less than the amount determined pursuant to clause (x) immediately above, the actual amount of such Indebtedness that is recourse to such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent paid by the Borrower or the Restricted Subsidiaries.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

        "Interest Payment Date" is defined in Section 2.7(c).

        "Investment Grade Securities" means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution and (d) corresponding instruments issued in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and Section 10.2, (i) "Investments" shall include the portion (proportionate to the Borrower's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower; and (iii) any transfer of Voting Stock that results in an entity, which became a Restricted Subsidiary after the Closing Date and not in connection with the Transactions, ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Borrower in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Borrower and the Restricted Subsidiary immediately after such transfer.

        "Investor Contribution" is defined in the recitals.

        "Investors' Rights Agreement" means the Investors' Rights Agreement dated as of the date hereof among K-L Holdings, Inc., each of the Investors referred to therein and each of the KKR Investors referred to therein.

        "Lenders" means (a) the financial institutions listed on the signature pages of this Agreement (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

        "Letter of Credit Obligations" means all Obligations in respect of Indebtedness of the Borrower with respect to letters of credit issued pursuant to the Senior Secured Facilities which Indebtedness shall be deemed to consist of (a) the aggregate maximum amount available to be drawn under all such letters of credit (the determination of such aggregate maximum amount to assume compliance with all conditions for drawing) and (b) the aggregate amount that has been paid by, and not reimbursed to, the fronting bank and the lenders under such letters of credit.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Loan" is defined in Section 2.1.

        "Management Group" means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of any of the Parent, Holdings, the Borrower or any Subsidiary of any such company at such time.

        "Margin Stock" is defined in Regulation U.

        "Material Adverse Change" means any change in the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect the ability of the Borrower to perform its obligations under this Agreement and the other Credit Documents.

        "Material Adverse Effect" means a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Borrower to perform its obligations under this Agreement or any other Credit Document or (b) the rights and remedies of the Agent and the Lenders under this Agreement or any other Credit Document.

        "Material Subsidiary" means, at any date of determination, any Restricted Subsidiary (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financial Statements have been delivered were equal to or greater than 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

        "Maturity Date" means the date that is eleven years after the Closing Date.

        "Moody's" means Moody's Investors Service Inc.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Pari-Passu Indebtedness required (other than required by Section 10.1(b)(1)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower after such sale or other disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Non-Excluded Taxes" is defined in Section 5.4(a).

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

        "Officers' Certificate" means a certificate signed on behalf of the Borrower by two Officers of the Borrower one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower.

        "Parent" is defined in the recitals.

        "Pari-Passu Indebtedness" means with respect to the Borrower, Indebtedness which ranks pari passu in right of payment to the Loans.

        "Participant" is defined in Section 13.6(b).

        "Participating Member State" means any member state which adopts the euro unit as the single currency pursuant to the Treaty on European Union.

        "Payment Sharing Notice" means a notice from any Lender to the Agent stating that an Event of Default has occurred and that such Lender requires that all payments received by the Agent under this Agreement or any Note or any Credit Document be distributed in accordance with Section 5.6(b)(ii).

        "PBGC" means the United States Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

        "Pension Payment" means any periodic payment required to be made to a trustee or other administrator of a Pension Plan or to a governmental authority in respect of a Pension Plan.

        "Pension Plan" means any plan in which the Borrower or more of its Subsidiaries participates that provides for retirement, health, medical or other similar benefits for employees or retirees of the Borrower or one or more of its Subsidiaries.

        "Permanent Notes" shall mean permanent payment in kind notes having substantially the terms set forth on Exhibit A, including Permanent PIK Notes.

        "Permanent PIK Notes" shall mean any additional notes issued in lieu of cash interest payments on the Permanent Notes pursuant to the PIK Note Facility.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of the Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the Section 10.1.

        "Permitted Holders" means the Sponsor and its Affiliates and the Management Group.

        "Permitted Investments" means (i) any Investment in the Borrower or any Restricted Subsidiary; (ii) any Investment in cash and Cash Equivalents or Investment Grade Securities; (iii) any Investment by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary; (iv) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 10.1 or any other disposition of assets not constituting an Asset Sale; (v) any Investment existing on the Closing Date; (vi) advances to employees not in excess of $10.0 million outstanding at any one time, in the aggregate; (vii) any Investment acquired by the Borrower or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (viii) Hedging Obligations permitted under Section 10.3(b)(x); (ix) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (x) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed the greater of (y) $90.0 million and (z) 7.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (xi) Investments the payment for which consists of Equity Interests of the Borrower or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); (xii) guarantees of Indebtedness permitted under Section 10.3; (xiii) any transaction to the extent it constitutes an investment that is permitted and made in accordance with Section 10.6(b) (except transactions described in clauses (ii), (vi), (vii) and (xi) of Section 10.6(b)); (xiv) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; (xv) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xv) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (A) $35.0 million and (B) 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (xvi) Investments made by the exchange of the assets of, or Equity Interests in, a Restricted Subsidiary, in an amount not to exceed $50.0 million for Equity Interests of a joint venture or other third party engaged in a Similar Business; provided, however that the fair market value of such consideration and investment shall be in the good faith determination of the Board of Directors as evidenced by a board resolution and certified to the Agent in an Officer's Certificate and provided that, after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing; provided, further that to the extent the value of such assets or Equity Interests contributed exceeds $50.0 million, such Investment may be made using this clause (xvi) together with clauses (x) or (xv) above or any other permitted Restricted Payment; and (xvii) Investments relating to any special purpose wholly-owned subsidiary of the Borrower organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Receivables Facility.

        "Permitted Liens" shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (d) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (e) easements, right-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; (f) any interest or title of a lessor or secured by a lessor's interest under any lease permitted by this Agreement; (g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; (h) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secured only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.3; (i) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; and (j) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of any of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "PIK Holdco" is defined in the recitals.

        "PIK Information Memorandum" is defined in Section 13.15.

        "PIK Note Facility" shall mean any instrument substantially incorporating the terms set forth on Exhibit A pursuant to which any Permanent Notes are issued, as the same may be amended, supplemented or modified from time to time.

        "Plan" means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments of) the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate.

        "Preferred Stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Pro Rata Portion" means, for the Lenders or the Permanent Note Holders, the percentage obtained by dividing (a) the aggregate principal amount of Loans or Permanent Notes, as applicable, outstanding at the time of determination by (b) the aggregate principal amount of Loans or Permanent Notes, as applicable, outstanding at such time.

        "Qualified Proceeds" means assets that are used or useful in,or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith, except that in the event the value of any such assets or Capital Stock may exceed $25.0 million or more, the fair market value shall be determined in writing by an independent investment banking firm of nationally recognized standing.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries pursuant to which the Borrower and/or any of the Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Refinancing Indebtedness" is defined in Section 10.3(b)(xvi), and "refinances," and "refinanced" shall have a correlative meaning.

        "Register" is defined in Section 13.6(e).

        "Regulation D" means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

        "Regulation T" means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation U" means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation X" means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Reportable Event" means an event described in Section 4043 of ERISA and the regulations thereunder.

        "Required Lenders" means, at any date, Lenders having or holding Loans and Permanent Notes representing at least a majority of the sum of Loans and Permanent Notes outstanding at such date.

        "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Payment" is defined in Section 10.2.

        "Restricted Subsidiary" means, at any time any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "SEC" means the United States Securities and Exchange Commission or any successor thereto.

        "Section 9.1 Financial Statements" means financial statements to be delivered by or on behalf of the Borrower pursuant to Section 9.1.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Documents" shall mean the "Credit Documents" as such term is defined in the Senior Secured Credit Agreement.

        "Senior Secured Credit Agreement" is defined in the recitals.

        "Senior Secured Facilities" means the Senior Secured Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

        "Senior Term Loans" means the term loans made pursuant to the Senior Secured Credit Agreement.

        "Shares" means the shares of common stock of the Parent issued pursuant to the Investors' Rights Agreement

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Similar Business" the development, manufacture and distribution and/or provision of chemicals, chemical processes and performance materials and any services, activities or businesses incidental or directly related or similar thereto, or any line of businesses engaged in by the Target Business on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

        "Sponsor" is defined in the recitals.

        "Subordinated Indebtedness" means with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans and the Permanent Notes.

        "Subsidiary" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Systems Establishment Expenses" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries in establishing financial, employee, information technology and other systems of the Borrower and the Restricted Subsidiaries, including costs of the transition and integration of any such systems acquired in the Acquisition, as a direct result of the establishment of the Target Business as a standalone business following the Acquisition, provided that such expenses for all periods combined shall not exceed $4,000,000.

        "Target Business" is defined in the recitals.

        "Tax Structuring Memorandum" shall mean the Structuring Memorandum dated November 20, 2000, prepared by Deloitte & Touche.

        "Test Period" means, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

        "Total Assets" means the total assets of the Borrower and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower.

        "Total Commitments" means $100,000,000.

        "Total Credit Exposure" means, at any date, the sum of the outstanding principal amount of all Loans at such date.

        "Transactions" is defined in the recitals.

        "Transferee" is defined in Section 13.6(g).

        "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

        "Unfunded Current Liability" of any Plan means the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan's actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

        "United Kingdom" means the United Kingdom of Great Britain and Northern Ireland.

        "United States" means the United States of America.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated), provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (b) such designation complies with the covenants described in Section 10.2 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either (i) the Fixed Charge Coverage Ratio would be at least 2.0:1.0 or (ii) the Fixed Charge Coverage Ratio for the Borrower and the Restricted Subsidiaries would be greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by the Borrower to the Agent by promptly filing with the Agent a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

        "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

        SECTION 2.    Amount and Terms of Credit.

        2.1    Commitment.

        Subject to and upon the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make a single loan to the Borrower, which loan (i) shall all be made on the Closing Date, (ii) may be repaid in accordance with the provisions hereof, but once repaid, may not be reborrowed, (iii) shall not exceed for any such Lender that aggregate principal amount that equals the Commitment of such Lender at such time and (iv) shall not, after giving effect thereto and the application of the proceeds thereof, exceed for all Lenders at any time outstanding the aggregate principal amount that equals the Total Commitments then in effect. Each such loan, together with any interest thereon capitalized pursuant to Section 2.7(a), is hereinafter referred to as such Lender's "Loan". Each Lender may at its option make any Loan by causing a domestic or foreign branch or an Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) if it exercises such option, the Borrower shall not be required to pay any increased costs resulting therefrom.

        2.2    [Intentionally Omitted.]

        2.3    Notice of Borrowing.

        (a)   The Borrower shall give the Agent at the location set forth in Section 13.2 prior to 12:00 noon (New York time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Loans. Such notice (a "Notice of Borrowing") shall be irrevocable and shall specify (i) the date of such Borrowing (which shall be a Business Day) and (ii) the amount of such Borrowing. The Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of any Borrowing of Loans, of such Lender's proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

        (b)   Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Agent in good faith to be from an Authorized Officer of the Borrower. In each such case the Borrower hereby waives the right to dispute the Agent's record of the terms of any such telephonic notice.

        2.4    Disbursement of Funds.

        (a)   Subject to and upon the terms and conditions herein set forth, each Lender agrees, severally and not jointly, no later than 12:00 noon (New York time) on the date specified in the Notice of Borrowing, to make available its pro rata portion, if any, of the Borrowing requested to be made on such date in the manner provided below.

        (b)   Each Lender shall make available all amounts it is to fund under the Borrowing in immediately available funds to the Agent at the Agent's Office and the Agent will make available to the Borrower by depositing to the Borrower's account at the Agent's Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Lender prior to the date of the Borrowing that such Lender does not intend to make available to the Agent its portion of the Borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made available same to the Borrower, the Agent shall be entitled to recover such corresponding amount from such Lender and the Borrower. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to the then-applicable rate of interest, calculated in accordance with Section 2.7, for the Loans.

        (c)   Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender or the Agent to fulfill its commitments hereunder).

        2.5    Maturity Date; Evidence of Debt.

        (a)   The Loans will mature on November 20, 2011 (the "Maturity Date"). To the extent the Loans have not theretofore been refinanced, repaid or exchanged in accordance with the terms of this Agreement on the first anniversary hereof, the Borrower shall issue Permanent Notes pursuant to Section 9.14 hereof in complete satisfaction of its obligations in respect of the repayment of the Loans. Notwithstanding anything contained herein (including in Section 11), the sole remedy for the failure of the Borrower to comply with its obligations under the immediately preceding sentence shall be the issuance of the Permanent Notes.

        (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from the Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

        (c)   The Agent shall maintain the Register pursuant to Section 13.6(e), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender, (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof and (iv) the amount of any interest on any Loan that is capitalized and added to principal pursuant to Section 2.7(a).

        (d)   The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligations of the Borrower hereunder, including obligations to repay (with applicable interest) the Loan made to the Borrower by such Lender in accordance with the terms of this Agreement.

        (e)   Each Lender will have the option at any time to receive Permanent Notes in exchange for the Loan of such Lender then outstanding pursuant to Section 9.14 of this Agreement. The principal amount of the Permanent Notes will equal 100% of the aggregate principal amount of the Loans for which they are issued. If a Default shall have occurred and be continuing on the date of such issuance, any notices given or cure periods commenced while the Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Permanent Notes (with the same effect as if the Permanent Notes had been outstanding as of the actual dates thereof).

        2.6    Pro Rata Borrowing.

        The Borrowing of Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make a Loan hereunder and that each Lender shall be obligated to make the Loan provided to be made by it hereunder, regardless of the failure of any other Lender to fulfil its commitments hereunder.

        2.7    Interest.

        (a)   Except as provided in paragraph (b) below, the unpaid principal amount of each Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate of 15% per annum. The Borrower shall have the option to pay interest in cash or cause such interest to be capitalized and added to the principal of each Loan. Each amount of interest so capitalized shall be considered part of the corresponding Loan and shall bear interest as provided in this subsection (a). If it intends to pay interest in cash, the Borrower shall notify the Agent at least 5 Business Days before each Interest Payment Date and the Agent shall promptly notify the Lenders thereof.

        (b)   If all or a portion of (i) the principal amount of any Loan or (ii) to the extent permitted by applicable law, any interest payable in cash thereon shall not be paid when due after giving effect to any applicable grace period (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate of 17% per annum from and including the date of such non-payment to but excluding the date on which such amount and any such interest thereon is paid in full (after as well as before judgment).

        (c)   Interest on each Loan shall accrue from and including the date of the Borrowing to but excluding the date of any repayment thereof and shall be payable (i) semiannually in arrears on the last day of each May and November commencing May 2001, (ii) on the date of any prepayment (on the amount prepaid), (iii) at maturity (whether by acceleration or otherwise), and (iv) after final maturity, on demand (each such date referred to in clauses (i), (ii), (iii) and (iv) being an "Interest Payment Date").

        (d)   All computations of interest hereunder shall be made on the basis of a year of 360 days comprised of twelve 30-day months.

        SECTION 3.    [Intentionally Omitted.].

        SECTION 4.    Fees; Voluntary Reduction of Commitments; Mandatory Termination of Commitments.

        4.1    Fees.

        The Borrower agrees to pay to the Arranger the fees in the amounts and on the dates previously agreed to in writing by such parties.

        4.2    Voluntary Reduction of Commitments.

        Upon at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) to the Agent at the Agent's Office (which notice the Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders, and (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000.

        4.3    Mandatory Termination of Commitments.

        The Commitments shall terminate on the earliest of the date on which the Borrower informs the Lenders that it has decided not to proceed with the Acquisition, the date on which the Acquisition Agreement is terminated in accordance with its terms or at 5:00 p.m. (New York time) on December 31, 2000 if the Loans are not made on or before such date.

        SECTION 5.    Payments.

        5.1    Voluntary Prepayments.

        The Borrower shall not have the right to prepay the Loans before November 20, 2005, except to the extent provided in Section 5.2(a). Thereafter, the Borrower shall have the right to prepay the Loans at any time without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) stating (i) its intent to make such prepayment and (ii) the amount of such prepayment, which notice shall be given by the Borrower no later than 10:00 A.M. (New York time) three Business Days prior to the date of such prepayment; (b) as promptly as practicable after receipt of such notice, the Agent shall give notice to each Lender of (i) the pro rata amount payable to such Lender in respect of its Loans, together with accrued and unpaid interest, if any, to the date of such repayment and (ii) the expected date of such payment; (c) the amounts payable to the Lenders shall be paid by the Borrower to the Agent for application pursuant to Section 5.2(d); and (d) each partial prepayment of any Loans shall be in an amount that is a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000. Whenever the Borrower makes a voluntary prepayment of the Loans under this Section 5.1, it shall make a rateable prepayment of the Permanent Notes, to the extent the Permanent Notes are then prepayable pursuant to the terms thereof.

        5.2    Mandatory Prepayments; Offers to Purchase.

        (a)    Equity Offering.

        In the event of one or more Equity Offerings prior to November 20, 2003, the Borrower may, at its option, use all or any portion of the net cash proceeds therefrom to prepay or redeem in the aggregate up to a maximum of 35% of the original aggregate principal amount of the Loans and the Permanent Notes, at a redemption price equal to 115% of the principal amount of such Loans or Permanent Notes, as the case may be, to be so prepaid or redeemed, together with accrued and unpaid interest, if any, to the date of such prepayment or redemption, provided that at least 65% of the original aggregate principal amount of the Loans and the Permanent Notes must remain outstanding after each such prepayment or redemption. Any such prepayment or redemption must be effected upon not less than 30 nor more than 60 days' irrevocable notice given within 30 days following any such Equity Offering.

        (b)    Offers to Purchase.

        On each occasion that a Change of Control or an Asset Sale occurs, the Borrower shall comply with the provisions of Section 9.15 and 10.1, as applicable.

        (c)    Sources of Prepayments.

        On each occasion an event described in Section 5.2(a) occurs, the Borrower shall, within five Business Days after the occurrence of such event, notify the Agent of a prepayment of the Loans and Permanent Notes. As promptly as practicable after receipt of such notice, (x) the Agent shall give notice to each Lender of (i) the pro-rata amount that would be payable to such Lender in respect of its Loans and (ii) the expected date of such payment and (y) amounts payable to the Lenders shall be paid by the Borrower to the Agent for application pursuant to Section 5.2(d). Whenever the Borrower makes a prepayment of the Loans, it shall make a ratable prepayment of the Permanent Notes, to the extent the Permanent Notes are then prepayable pursuant to the terms of the PIK Notes Facility.

        (d)    Application to Loans.

        Upon receipt of the amount payable to the Lenders pursuant to 5.1, 5.2(a), (b) or (c), the Agent shall distribute such amount in the following order: First, to the payment of all expenses due and payable to the Agent under Section 13.5; Second, to the payment of all expenses due and payable to the Lenders under Section 13.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; Third, to the payment of interest then due and payable on the Loans, ratably among the Lenders in accordance with the aggregate amount of interest owed to each such Lenders; and Fourth, to the payment of the principal amount of the Loans that is then due and payable, ratably among such Lenders in accordance with the aggregate principal amount owed to each such Lender.

        5.3    Method and Place of Payment.

        (a)   Except as otherwise specifically provided herein, all payments under this Agreement shall be made, without set-off, counterclaim or deduction of any kind, to the Agent for the ratable account of the Lenders entitled thereto not later than 12:00 noon (New York time), on the date when due and shall be made in immediately available funds at the Agent's Office, it being understood that written or telecopy notice by the Borrower to the Agent to make a payment from the funds in the Borrower's account at the Agent's Office shall constitute the making of such payment to the extent of such funds held in such account. All payments under each Credit Document (whether of principal, interest or otherwise) shall be made in Dollars, except as otherwise expressly provided herein. The Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Agent prior to 2:00 P.M. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

        (b)   Any payments under this Agreement that are made later than 2:00 p.m. (New York time), shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

        5.4    Net Payments; Tax Gross-Up.

        (a)   All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Lender and (ii) any taxes imposed on the Agent or any Lender as a result of a current or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not created or organized under the laws of the United States of America or a state thereof (a "Non-U.S. Lender") if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        (b)   Each Non-U.S. Lender shall:

          (i)    deliver to the Borrower and the Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Form W-8BEN or W-8ECI, in each case, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

          (ii)   deliver to the Borrower and the Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

          (iii)  obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested in writing by the Borrower or the Agent;

  unless, in any such case, any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

        (c)   The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Participant who is not an entity created or organized under the laws of the United States or a state thereof, on the date such Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in circumstances of the Lender or Participant, or any change in treaty, law or regulation having effect after the date such representations or certifications were made.

        (d)   If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower's expense if so requested by the Borrower. If any Lender or the Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Agent, as the case may be, shall reimburse Borrower for such amount (together with any interest received thereon) as the Lender or the Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. A Lender or the Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender nor the Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

        (e)   Each Lender represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the Borrower has consented to such arrangement prior thereto.

        5.5    [intentionally omitted]

        5.6    Pro Rata Treatment.

        (a)   Each Borrowing, each payment or prepayment of principal of the Borrowing or any Loan, each payment of interest on the Loans and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of the Borrowing to be made hereunder, the Agent may, in its discretion, round each Lender's percentage of the Borrowing to the next higher or lower whole Dollar.

        (b)   Whenever any payment received by the Agent under this Agreement or any Note or any Credit Document is insufficient to pay in full all amounts then due and payable to the Agent and the Lenders under this Agreement:

          (ii)   if the Agent has not received a Payment Sharing Notice (or, if the Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), subject to Section 3, such payment shall be distributed by the Agent and applied by the Agent and the Lenders in the following order: First, to the payment of all expenses due and payable to the Agent under Section 13.5; Second, to the payment of all expenses due and payable to the Lenders under Section 13.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; Third, to the payment of interest then due and payable on the Loans ratably among the Lenders in accordance with the aggregate amount of interest owed to each such Lender; and Fourth, to the payment of the principal amount of the Loans that is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender; or

          (iii)  if the Agent has received a Payment Sharing Notice that remains in effect, all payments received by the Agent under this Agreement or any Permanent Note shall, subject to Section 3, be distributed by the Agent and applied by the Agent and the Lenders in the following order: First, to the payment of all expenses due and payable to the Agent under Section 13.5; Second, to the payment of all expenses due and payable to the Lenders under Section 13.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; Third, to the payment of the interest accrued on all Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender; and Fourth, to the payment of the principal amount of all Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lender.

        5.7    Use of Proceeds.

        The proceeds of the Loans shall be available (and the Borrower agrees that it shall use such proceeds) solely to contribute common equity to Holdings, which will contribute common equity to the Acquiror to finance a portion of the purchase price under the Acquisition Agreement and to pay fees, costs and expenses related to the Transactions.

        SECTION 6.    Conditions Precedent to Borrowing of Loans.

        The Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent:

        6.1    Credit Documents.

        The Agent shall have received this Agreement, executed and delivered by a duly authorized officer of each of the Borrower, the Agent and each Lender, and, if and to the extent requested by any Lender under Section 13.6(d), a Bridge Note payable to such Lender, executed by a duly authorized officer of the Borrower.

        6.2    [intentionally omitted].

        6.3    [intentionally omitted].

        6.4    Legal Opinions.

        The Agent shall have received, with a counterpart for each Lender, the executed legal opinions of (a) Tom Riordan, General Counsel to the Borrower, substantially in the form of Exhibit E-1 and (b) Simpson Thacher & Bartlett, special New York counsel to the Borrower, substantially in the form of Exhibit E-2, and the Borrower hereby instructs such counsel to deliver such legal opinions.

        6.5    No Default.

        After giving effect to the Acquisition and the other Transactions, there shall exist no Default or Event of Default in respect of Section 11(e) or (f).

        6.6    Receipt of Senior Term Loans and High Yield Bridge Facility.

          (a)   The Acquiror shall have received gross proceeds of not less than $325,000,000 from borrowings under the High Yield Bridge Facility.

          (b)   The Acquiror shall have received gross proceeds of not less than $520,000,000 from borrowings of the Senior Term Loans.

        6.7    Equity Contribution and Acquisition.

        The Equity Contributions shall have been made and the Acquisition shall have been, or simultaneously with the initial borrowing under this Agreement shall be, consummated in accordance in all material respects with applicable law and the Acquisition Agreement (without (a) giving effect to any waivers or amendments thereto not approved by the Arranger and (b) the amendment or waiver of any conditions precedent contained in Clause 3.1 of, and Schedule 1 to, the Acquisition Agreement without the prior written approval of the Arranger).

        6.8    Shares.

        The Shares shall have been authorised and issued pursuant to the Investors' Rights Agreement.

        6.9    Notice of Borrowing.

        Prior to the making of each Loan, the Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3

        6.10    Representations and Warranties.

        On the Closing Date the representations and warranties made by the Borrower in Sections 8.1(a), 8.2 and 8.3, in each case as they relate to the Borrower at such time, shall be true and correct in all material respects.

        SECTION 7.    [Intentionally Omitted.]

        SECTION 8.    Representations, Warranties and Agreements.

        In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans until one year after repayment of all the outstanding Loans and Permanent Notes:

        8.1    Corporate Status.

        The Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

        8.2    Corporate Power and Authority.

        The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents. The Borrower has duly executed and delivered each Credit Document and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to general principles of equity.

        8.3    No Violation.

        Neither the execution, delivery and performance by the Borrower of the Credit Documents nor compliance with the terms and provisions thereof nor the consummation of the Acquisition and the other transactions contemplated thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of the Restricted Subsidiaries pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation or By-Laws of the Borrower or any of the Subsidiaries.

        8.4    Litigation.

        There are no actions, suits or proceedings (including, without limitation, Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

        8.5    Margin Regulations.

        Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

        8.6    Governmental Approvals.

        No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except any of the foregoing the failure to obtain or make which could not reasonably be expected to have a Material Adverse Effect.

        8.7    Investment Company Act.

        The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        8.8    True and Complete Disclosure.

        (a)   None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by the Borrower, any of its Subsidiaries or any of their respective authorized representatives in writing to the Agent and/or any Lender on or before the Closing Date (including, without limitation, (i) the Confidential Information Memorandum and the PIK Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

        (b)   The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

        8.9    Financial Condition; Financial Statements

        The (a) unaudited historical aggregated financial information of the Target Business as set forth in the Confidential Information Memorandum and the PIK Information Memorandum and (b) audited combined balance sheet of the Target Business, and the related audited statements of operations and cash flows (to be provided pursuant to Section 9.1(h)), in each case present or will, when provided, present fairly in all material respects the combined financial position of the Target Business at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. There has been no Material Adverse Change since June 30, 2000, other than solely as a result of changes in general economic conditions.

        8.10    Tax Returns and Payments.

        The Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith. The Borrower and each of its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date. To the extent that any breach of any of the representations or warranties in this Section 8.10 relates to a period, event or action prior to the Closing Date in respect of which the Parent, the Borrower and/or the Restricted Subsidiaries are indemnified to the extent of the breach by the Seller pursuant to the Acquisition Agreement, there shall be deemed to be no breach thereof, provided that such a breach will exist if the Seller does not satisfy its indemnification obligations to the extent and in respect of the circumstances giving rise to such breach within a reasonable time of being notified by the Parent, the Borrower and/or the Restricted Subsidiaries of such circumstances (such Persons hereby agreeing to so notify the Seller promptly of such circumstances).

        8.11    Compliance with ERISA.

        Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the foregoing representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower. To the extent that any breach of any of the representations or warranties in this Section 8.11 relates to a period, event of action prior to the Closing Date in respect of which the Parent, the Borrower and/or the Restricted Subsidiaries are indemnified to the extent of the breach by the Seller pursuant to the Acquisition Agreement, there shall be deemed to be no breach thereof, provided that such breach will exist if the Seller does not satisfy its indemnification obligations to the extent and in respect of the circumstances giving rise to such breach within a reasonable time of being notified by the

Parent, the Borrower and/or the Restricted Subsidiaries of such circumstances (such Persons hereby agreeing to so notify the Seller promptly of such circumstances).

        8.12    Subsidiaries.

        The Borrower does not have any Subsidiaries other than Holdings and its Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. To the knowledge of the Borrower, after due enquiry, each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

        8.13    Patents, etc.

        Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

        8.14    Environmental Laws.

          (a)   Other than instances of noncompliance that could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower and each of its Subsidiaries are currently doing business (including, without limitation, having obtained all material permits required under Environmental Laws) and (ii) the Borrower will comply and cause each of its Subsidiaries to comply with all such Environmental Laws (including, without limitation, all permits required under Environmental Laws).

          (b)   Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate (as defined in Section 9.1(f)) or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

        8.15    Properties.

        The Borrower and each of its Subsidiaries have good title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

        8.16    Shares.

          (a)   All of the shares of Capital Stock of the Parent that will be issued and outstanding immediately prior to the date hereof will be duly and validly authorized and issued, fully paid, nonassessable and free of preemptive rights and will have been issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. No event has occurred which would give rise to any anti-dilution rights.

          (b)   There is not outstanding any option, warrant, right (including any conversion, anti-dilution or preemptive right) or agreement for the purchase or acquisition from the Borrower of, or any agreement or commitment obligating the Borrower to issue, sell or acquire, any shares of its capital stock or of any other securities of the Borrower, and no security or obligation of any kind convertible into or exchangeable for shares of the capital stock, or any other security, of the Borrower exists in favor of any person or entity, except for shares of its common stock to be issued to the Parent on the date hereof. The Borrower is not a party or subject to any agreement or understanding, and, to the best of the Borrower's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Borrower.

          (c)   The Shares to be issued pursuant to the Investors' Rights Agreement, when issued, sold and delivered in accordance with the terms of the Investors' Rights Agreement, will be duly and validly issued, fully paid, and nonassessable, will be free of preemptive rights (except as set forth in the Investors' Rights Agreement) and will be free of restrictions on transfer other than restrictions on transfer under the Investors' Rights Agreement and under applicable state and federal securities laws.

        SECTION 9.    Affirmative Covenants.

        The Borrower hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect until the Commitments have terminated and the Loans together with interest, Fees and all other Obligations incurred hereunder (other than obligations evidenced by the Permanent Notes) are paid in full:

        9.1    Information Covenants.

        The Borrower will furnish to each Lender and the Agent:

        (a)    Annual Financial Statements.

        As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is (A) in respect of the fiscal year of the Borrower ending December 31, 2000, 120 days after the end of such fiscal year and (B) in respect of each fiscal year of the Borrower ending thereafter, 90 days after the end of each such fiscal year), the consolidated balance sheet of (i) the Borrower and the Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case as at the end of such fiscal year prepared in accordance with GAAP, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries as a going concern.

        (b)    Quarterly Financial Statements.

        As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is (A) in respect of the quarterly accounting period of the Borrower ending prior to April 1, 2001, 60 days after the end of such quarterly accounting period and (B) in respect of each quarterly accounting period of the Borrower ending thereafter, 45 days after the end of each such quarterly accounting period) the consolidated balance sheet of (i) the Borrower and the Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case as at the end of such quarterly period, and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year and prepared in accordance with GAAP, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

        (c)    Budget.

        Within 60 days after the commencement of each fiscal year of the Borrower, budgets of the Borrower in reasonable detail for the fiscal year as customarily prepared by management of the Borrower for their internal use, setting forth the principal assumptions upon which such budgets are based.

        (d)    Officer's Certificates.

        At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default, exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.

        (e)    Notice of Default or Litigation.

        Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action either of the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

        (f)    Environmental Matters.

        The Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

          (i)    Any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate (as defined below);

          (ii)   Any condition or occurrence on any Real Estate that (x) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate;

          (iii)  Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

          (iv)  The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

        All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term "Real Estate" shall mean land, buildings and improvements owned or leased by any of the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

        (g)    Other Information.

        Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by the Borrower or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that any of the Borrower or any of its Subsidiaries shall send to the holders of any publicly issued debt of any of the Borrower and/or any of its Subsidiaries (in each case whether publicly issued or not) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

        (h)    Historic Financial Statements.

        As soon as available and in any event on or before the date that is 75 days after the Closing Date, (A) the audited combined balance sheet of the Target Business, and the related audited combined statements of operations and cash flows, for each of the fiscal years ended, December 31, 1998, and December 31, 1999, in each case prepared in accordance with GAAP consistently applied and certified by Deloitte & Touche LLP whose (a) audit shall be conducted in accordance with generally accepted auditing standards and (b) audit opinion shall not be qualified as to the scope of audit or as to the status of the Target Business as a going concern, and (B) reconciliations of revenues and earnings, prepared in accordance with GAAP consistently applied, in form and substance that would be required for a registration statement under the Securities Act of 1933, for the twelve month period ended as of September 30, 2000, including a break-out of the three and nine month periods ending on each of September 30, 1999, and September 30, 2000.

        9.2    Books, Records and Inspections.

        The Borrower will, and will cause each of the Material Subsidiaries to, permit officers and designated representatives of the Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Material Subsidiary in whomsoever's possession to the extent that it is within such party's control to permit such inspection, and to examine the books of account of the Borrower and any such Material Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Material Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or the Required Lenders may desire.

        9.3    Maintenance of Insurance.

        The Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Agent, information presented in reasonable detail as to the insurance so carried.

        9.4    Payment of Taxes.

        The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any Restricted Subsidiary, provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it: has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

        9.5    Consolidated Corporate Franchises.

        The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.1 or 10.5.

        9.6    Compliance with Statutes, Obligations, etc.

        The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        9.7    ERISA.

        Promptly after the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant's benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required instalment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

        9.8    Good Repair.

        The Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

        9.9    End of Fiscal Years; Fiscal Quarters.

        The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries', fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries', fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower's past practice; provided, however, that the Borrower may, upon written notice to the Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Agent, in which case the Borrower and the Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

        9.10    [intentionally omitted].

        9.11    Use of Proceeds.

        The Borrower will use the proceeds of all Loans for the purposes set forth in Section 5.7.

        9.12    Changes in Business.

        The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Subsidiaries, taken as a whole, on the Closing Date following the consummation of the Acquisition and the other transactions contemplated hereby and other business activities incidental or related to any of the foregoing.

        9.13    [intentionally omitted].

        9.14    Permanent Notes.

        (a)   Each Lender shall have the right at any time to request the issuance to it of Permanent Notes in lieu of its Loans hereunder. Each such issuance of Permanent Notes to any Lender shall discharge all obligations of the Borrower to such Lender under this Agreement to the extent thereof, and such Lender shall to that extent thereafter have only the rights of a Holder of Permanent Notes under the Permanent Note Documents.

        (b)   The Permanent Notes shall have the terms and conditions set forth or referred to on Exhibit A and shall be issued as "long form" promissory notes.

        (c)   The Borrower will, on the fifth Business Day following the written request (the "Permanent Note Request") of the Agent or any Lender (or beneficial owner of all or a portion of any Loan):

          (i)    execute and deliver the definitive documentation for the Permanent Notes if such documentation has not previously been executed and delivered;

          (ii)   execute and deliver to such Lender or beneficial owner a Permanent Note bearing interest as set forth therein, dated the date of the issuance of such Permanent Note, payable to such Lender or owner or registered assigns, in the same principal amount as the Loan of such Lender (or portion thereof); and

          (iii)  cause counsel to the Borrower to deliver to the Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Agent.

        The Permanent Note Request shall specify the principal amount of the Permanent Notes to be issued pursuant to this Section, which shall be at least $30 million (or such other amount as is agreed by such Lenders and the Borrower) in integral multiples of $1 million in excess thereof or the entire remaining aggregate principal amount of the Loans of such Lender.

        (d)   If a Default shall have occurred and be continuing on the date of such issuance, any notices given or cure periods commenced while the Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Permanent Notes (with the same effect as if the Permanent Notes had been outstanding as of the actual dates thereof).

        9.15    Change of Control.

        (a)   Upon a Change of Control, the Borrower shall offer (the "Change of Control Offer") to prepay each Lender's Loans and to purchase Permanent Notes at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment or purchase, in accordance with the terms contemplated in this Section 9.15 and in the Permanent Notes.

        (b)   Within 30 days following any Change of Control, the Borrower will send by first class mail a notice to each Lender, and each Holder with the following information: (1) a Change of Control Offer is being made pursuant to this Section 9.15, and that all Loans and Permanent Notes, as the case may be, properly tendered pursuant to such Change of Control Offer will be accepted for payment; (2) the prepayment amount or purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change of Control Payment Date"); (3) any Loan or Permanent Note, as the case may be, not properly tendered will remain outstanding and continue to accrue interest; (4) unless the Borrower defaults in the payment of the Change of Control Payment, all Loans or Permanent Notes, as the case may be, accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (5) Holders electing to have any Permanent Notes purchased pursuant to a Change of Control Offer will be required to surrender the Permanent Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Permanent Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) Lenders and Holders will be entitled to withdraw their tendered Loans or Permanent Notes, as the case may be, and their election to require the Borrower to prepay or purchase such Loans or Permanent Notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender or Holder, the principal amount of Loans or Permanent Notes, as the case may be, tendered for purchase, and a statement that such Lender or Holder is withdrawing his tendered Loans or Permanent Notes, as the case may be, and his election to have such Loans or Permanent Notes purchased; and (7) that Holders whose Permanent Notes are being purchased only in part will be issued new Permanent Notes equal in principal amount to the unpurchased portion of the Permanent Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

        (c)   On the Change of Control Payment Date, the Borrower will, to the extent permitted by law, (1) accept for payment all Loans and Permanent Notes, as the case may be, or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Agent and the paying agent an aggregate amount equal to the aggregate Change of Control Payment in respect of all Loans and Permanent Notes, as the case may be, or portions thereof so tendered and (3) deliver, or cause to be delivered for cancellation the Permanent Notes so accepted together with an Officers' Certificate stating that such Permanent Notes or portions thereof have been tendered to and purchased by the Borrower. The paying agent will promptly mail to each Lender or Holder the Change of Control Payment for such Loans or Permanent Notes, and each Holder shall receive a new Permanent Note equal in principal amount to any unpurchased portion of the Permanent Notes surrendered, if any, provided, that each such new Permanent Notes will be in a principal amount of $1,000 or an integral multiple thereof. The Borrower will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        (d)   Prior to complying with the provisions of this Section 9.15, but in any event within 30 days following a Change of Control, the Borrower shall either repay or cause a Restricted Subsidiary to repay all outstanding Indebtedness under the Senior Secured Facilities or obtain the requisite consents, if any, under the Senior Secured Facilities necessary to permit the prepayment of the Loans and the repurchase of the Permanent Notes required by this Section 9.15, provided that the failure to repay such Indebtedness or obtain such consent shall not affect the obligation of the Borrower pursuant to subsection 9.15(a).

        (e)   The Borrower shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the prepayment of the Loans and the purchase of the Permanent Notes pursuant to a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 9.15, the Borrower shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Section 9.15 by virtue thereof.

        SECTION 10.    Negative Covenants.

        The Borrower hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Commitments have terminated and the Loans, together with interest, fees and all other Obligations incurred hereunder (other than obligations evidenced by the Permanent Notes) are paid in full:

        10.1    Limitation on Asset Sales.

        (a)   The Borrower will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless (x) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of and (y) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Borrower's, or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans), that are assumed by the transferee of any such assets and for which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing and, (b) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and/or (c) any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (A) $100.0 million and (B) 8.0% of the Total Assets at the time of receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision and no other purpose.

        (b)   Within 365 days after the Borrower's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

          (1)   to permanently reduce (x) Obligations under the Senior Secured Facilities, and to correspondingly reduce commitments with respect thereto, (y) Indebtedness of a Restricted

  Subsidiary, other than Indebtedness owed to the Borrower or another Restricted Subsidiary; provided that, if an offer to purchase Exchange Notes or the High Yield Notes is made in accordance with the terms thereof with such Net Proceeds, the obligation to permanently reduce Indebtedness of a Restricted Subsidiary shall be deemed satisfied to the extent of the amount of such offer, whether or not accepted by the holders thereof, or (z) other Pari-Passu Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that if the Borrower shall so reduce Obligations under Pari-Passu Indebtedness, it will equally and ratably reduce Obligations under the Loans and the Permanent Notes if such Loans and Permanent Notes are then prepayable or, if the Loans and the Permanent Notes may not then be prepaid, the Borrower shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all Lenders and Holders to prepay their Loans or to purchase their Permanent Notes, as the case may be, at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Loans and Permanent Notes that would otherwise be prepaid;

          (2)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary, as the case may be, owning an amount of Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in case of (a), (b) and (c), used or useful in a Similar Business, and/or

          (3)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary, as the case may be, owning an amount of Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale.

        (c)   Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in subsection (b) will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Borrower shall make an offer to all Lenders and Holders (an "Asset Sale Offer") to prepay or purchase the maximum principal amount of Loans or Permanent Notes, as the case may be, that is an integral multiple of $1,000, that may be prepaid or purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer. The Borrower will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of clause (e) and (f) below, with a copy to the Agent. To the extent that the aggregate amount of Loans and Permanent Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Loans and Permanent Notes surrendered by Lenders exceeds the amount of Excess Proceeds, the Agent shall select the Loans and Permanent Notes to be purchased in the manner described under clause (e) below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        (d)   Pending the final application of any Net Proceeds pursuant to this covenant, the Borrower or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

        (e)   Within 30 days following any Asset Sale, the Borrower will send by first class mail a notice to each Lender and Holder, with the following information: (1) an Asset Sale Offer is being made pursuant to this Section 10.1, and that all Loans and Permanent Notes properly tendered pursuant to such Asset Sale Offer will be accepted for payment; (2) the prepayment amount or purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Asset Sale Payment Date"); (3) any Loan or Permanent Note, as the case may be, not properly tendered will remain outstanding and continue to accrue interest; (4) unless the Borrower defaults in the payment of the Asset Sale Payment, all Loans or Permanent Notes, as the case may be, accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on the Asset Sale Payment Date; (5) Holders electing to have any Permanent Notes purchased pursuant to an Asset Sale Offer will be required to surrender the Permanent Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Permanent Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Payment Date; (6) Lenders and Holders will be entitled to withdraw their tendered Loans or Permanent Notes, as the case may be, and their election to require the Borrower to prepay or purchase such Loans or Permanent Notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender or Holder, the principal amount of Loans or Permanent Notes, as the case may be, tendered for purchase, and a statement that such Lender or Holder is withdrawing his tendered Loans or Permanent Notes, as the case may be, and his election to have such Loans or Permanent Notes purchased; and (7) that Holders whose Permanent Notes are being purchased only in part will be issued new Permanent Notes equal in principal amount to the unpurchased portion of the Permanent Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

        (f)    On the Asset Sale Payment Date, the Borrower will, to the extent permitted by law, (1) accept for payment all Loans and Permanent Notes, as the case may be, or portions thereof properly tendered pursuant to the Asset Sale Offer, (2) deposit with the Agent and the paying agent an aggregate amount equal to the aggregate Asset Sale Payment in respect of all Loans and Permanent Notes, as the case may be, or portions thereof so tendered and (3) deliver, or cause to be delivered for cancellation the Permanent Notes so accepted together with an Officers' Certificate stating that such Permanent Notes or portions thereof have been tendered to and purchased by the Borrower. The paying agent will promptly mail to each Lender or Holder the Asset Sale Payment for such Loans or Permanent Notes, and each Holder shall receive a new Permanent Note equal in principal amount to any unpurchased portion of the Permanent Notes surrendered, if any, provided, that each such new Permanent Notes will be in a principal amount of $1,000 or an integral multiple thereof. The Borrower will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Asset Sale Payment Date.

        (g)   The Borrower will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Loans and the purchase of the Permanent Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Borrower will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        (h)   If less than all of the Loans and Permanent Notes are to be prepaid or purchased at any time or if more Loans and Permanent Notes are tendered pursuant to an Asset Sale Offer than the Borrower is required to prepay, purchase, selection of such Loans and Permanent Notes for redemption or purchase, as the case may be, will be made by the Agent on a pro rata basis, by lot or by such other method as the Agent shall deem fair and appropriate; provided that no Loans or Permanent Notes of $1,000 or less shall be prepaid or purchased in part.

        10.2    Limitation on Restricted Payments.

        (a)   The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Borrower's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Borrower to the Parent and by the Parent payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or the Parent, including in connection with any merger or consolidation; (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Borrower (other than (x) Indebtedness permitted under clauses (b)(vii) and (b)(viii) of Section 10.3 or (y) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

          (1)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2)   immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under the provisions of Section 10.3(a); and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof), (iv) (only to the extent that amounts could have been paid pursuant to such clause if $5.0 million and $10.0 million were substituted in such clause for $10.0 million and $20.0 million, respectively), (v), (vi)(A) and (C), (ix) and (x) of Section 10.2(b), but excluding all other Restricted Payments permitted by Section 10.2(b)), is less than the sum of (i) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date, to the end of the Borrower's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by the Borrower since immediately after the closing of the Transactions (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to Section 10.3(b)(xiv)) from the issue or sale of (x) Equity Interests of the Borrower (including Retired Capital Stock (as defined below), but excluding cash proceeds and marketable securities received from the sale of (A) Equity Interests to members of management, directors or consultants of the Borrower, any direct or indirect parent corporation of the Borrower and the Borrower's Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of the next succeeding paragraph and (B) Designated Preferred Stock and, to the extent actually contributed to the Borrower, Equity Interests of the Parent (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations) or (y) debt securities of the Borrower that have been converted into such Equity Interests of the Borrower (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 100% of the aggregate amount of cash and marketable securities contributed to the capital of the Borrower following the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to Section 10.3(b)(xiv) by a Restricted Subsidiary and other than by any Excluded Contributions), plus (iv) 100% of the aggregate amount received in cash and the fair market value of marketable securities received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and the Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Borrower and the Restricted Subsidiaries or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (vii) or (xi) of Section 10.2(b) below or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus (v) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors in good faith or if such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (vii) or (xi) of Section 10.2(b) below or to the extent such Investment constituted a Permitted Investment).

        (b)   The foregoing provisions will not prohibit:

          (i)    the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

          (ii)   the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Borrower or any Equity Interest of the Parent in exchange for, or out of proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Parent (in each case, other than Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 10.2(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Parent) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided, however, that at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (iii)  the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower, which is incurred in compliance with Section 10.3 so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to the Loans thereof at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (iv)  a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Borrower or the Parent held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or the Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Borrower and, to the extent contributed to the Borrower, Equity Interests of the Parent, in each case to members of management, directors or consultants of the Borrower, any Subsidiary of the Borrower or the Parent that occurs after the Closing Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 10.2(a)(3)) plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (iv); and provided further that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower, the Parent or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower, the Parent will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

          (v)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary issued in accordance with Section 10.3 to the extent such dividends are included in the definition of Fixed Charges;

          (vi)  (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower or any Restricted Subsidiary after the Closing Date; (B) the declaration and payment of dividends to the Parent, the proceeds of which will be used to fund the payments of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Parent issued after the Closing Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower or the Restricted Subsidiaries from the sale of such Designated Preferred Stock; or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2); provided, however, in case of each of (A), (B) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

          (vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $25.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (viii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (ix)  the payment of dividends on the Borrower's common stock following the first public offering of the Borrower's common stock or the common stock of any of its direct or indirect parent corporations after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in such public offering, other than public offerings with respect to the Borrower's common stock registered on Form S8 and other than any public sale constituting an Excluded Contribution;

          (x)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Borrower or any direct or indirect parent corporation of the Borrower and which are not held by the Sponsor or any of its Affiliates on the Closing Date (including any Equity Interests issued in respect of such Equity Interests as a result of a stock split, recapitalization, merger, combination, consolidation or otherwise, but excluding any management equity plan or stock option plan or similar agreement), provided, that the aggregate Restricted Payments made under this clause (x) shall not exceed $5.0 million;

          (xi)  Investments that are made with Excluded Contributions;

          (xii) other Restricted Payments in an aggregate amount not to exceed $20.0 million;

          (xiii) the declaration and payment of dividends by the Borrower to, or the making of loans to, its parent corporation in amounts required for either of their respective direct or indirect parent corporations to pay (A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence, (B) federal, state and local income taxes to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, (C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (D) general corporate overhead expenses of any direct or indirect parent corporation of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

          (xiv) distributions or payments of Receivables Fees; and

          (xv) cash dividends or other distributions on the Parent's, the Borrower's or any Restricted Subsidiary's Capital Stock used to fund the payment of fees and expenses incurred in connection with the Transactions or owed to Affiliates, in each case, to the extent permitted under Section 10.6.

provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv) through (vii), clause (x), and clause (xii) of this Section 10.2(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        (c)   The Borrower shall not declare or pay any dividend or make any distribution on account of the Borrower's Equity Interests to the Sponsor, its Affiliates or the Parent or purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower or the Parent held by the Sponsor or its Affiliates pursuant to Section 10.2(a) above with, or measured by reference to, the amounts referred to in subsection (3)(i) thereof, unless interest due on the Loans and the Permanent Notes on the Interest Payment Date next succeeding the date of any payment is paid in cash at the interest rate specified in Section 2.2 on such Interest Payment Date; provided, however, that the foregoing shall not prohibit the Borrower from declaring or paying dividends or making any distributions on account of the Borrower's Equity Interests to the Sponsor, its Affiliates or the Parent or purchasing, redeeming, or otherwise acquiring or retiring for value Equity Interests of the Borrower or the Parent held by the Sponsor or its Affiliates in an aggregate amount from the date of this Agreement of up to $30 million without complying with the provisions of this clause (c).

        (d)   As of the Closing Date, all of the Borrower's Subsidiaries will be Restricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of "Unrestricted Subsidiary". For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment". Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under clause (vii), (xi) or (xii) of Section 10.2(b)) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

        10.3    Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock.

        (a)   The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur" and collectively, an "incurrence") any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Preferred Stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock or Preferred Stock, if the Fixed Charge Coverage Ratio for the Borrower's and the Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

        (b)   The foregoing limitations will not apply to:

          (i)    the existence of Indebtedness under the Senior Secured Facilities on the Closing Date together with the incurrence by the Borrower and the Restricted Subsidiaries of Indebtedness under the Senior Secured Facilities and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $700.0 million outstanding at any one time;

          (ii)   the existence of Indebtedness under the High Yield Bridge Facility on the Closing Date together with the incurrence by the Borrower, Holdings and the Restricted Subsidiaries of Indebtedness under any refinancings of the High Yield Bridge Facility, up to an aggregate principal amount of $325.0 million outstanding at any one time;

          (iii)  the incurrence by the Borrower of Indebtedness represented by the Loans and the Permanent Notes;

          (iv)  Existing Indebtedness (other than Indebtedness described in clauses (i), (ii) and (iii));

          (v)   Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred by the Borrower or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (iv) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv), does not exceed the greater of (A) $75.0 million and (B) 6.5% of Total Assets;

          (vi)  Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (vii) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vii)(A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and any Restricted Subsidiary in connection with such disposition;

          (viii) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (ix)  Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (x)   shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

          (xi)  Hedging Obligations of the Borrower or any Restricted Subsidiary that are not entered into for speculative purposes and that are entered into for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding or (B) exchange rate risk with respect to any currency exchange;

          (xii) obligations in respect of performance and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

          (xiii) [intentionally omitted];

          (xiv) Indebtedness and Disqualified Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and incurred pursuant to this clause (xiii), does not at any one time outstanding exceed (A) $200.0 million and (B) 100% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests or cash contributed to the capital of the Borrower or the Restricted Subsidiaries (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with Sections 10.2(a)(3)(ii) and (3)(iii) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to Section 10.2(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (i) and (iii) of the definition thereof); it being understood that any Indebtedness and Disqualified Stock incurred pursuant to this clause (xiv) shall cease to be deemed incurred or outstanding for purposes of this clause (xiv) but shall be deemed incurred for the purposes of Section 10.3(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness or Disqualified Stock under Section 10.3(a) without reliance on this clause (xiv);

          (xv) any guarantee by the Borrower or any Restricted Subsidiaries of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement;

          (xvi) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness that serves to refund or refinance any Indebtedness incurred as permitted under Section 10.3(b)(iii), (b)(iv), (b)(xvi) and (b)(xvii) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness (I) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Indebtedness being refunded or refinanced, (II) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Loans, such Refinancing Indebtedness is subordinated or pari passu to the Loans at least to the same extent as the Indebtedness being refinanced or refunded and (III) shall not include Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

          (xvii) Indebtedness or Disqualified Stock or Preferred Stock of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that such Indebtedness is not incurred or Disqualified Stock or Preferred Stock is not issued in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either (i) the Borrower or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.3(a) or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition or merger.

        (c)   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to clause (a) above, the Borrower shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to clause (a) hereof except as otherwise set forth in clause (xiv). Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 10.3.

        (d)   For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that (x) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on Closing Date, and (y) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        10.4    Liens.

        The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under Indebtedness of the Borrower on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Loans are equally and ratably secured with (or senior to, in the event the Lien relates to Subordinated Indebtedness) the obligations so secured or until such time as such obligations are no longer secured by a Lien.

        10.5    Merger, Consolidation or Sale of All or Substantially All Assets.

        The Borrower may not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Borrower or such Person, as the case may be, being herein called the "Successor Company"); (ii) the Successor Company (if other than the Borrower) expressly assumes all the obligations of the Borrower under this Agreement and the Loans pursuant to an agreement or other documents or instruments in form reasonably satisfactory to the Agent; (iii) immediately after such transaction no Default or Event of Default exists; (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred on the first day of the most recent fiscal quarter for which internal financial statements are available, (A) the Successor Company would have a Fixed Charge Coverage Ratio (as determined in accordance with the Fixed Charge Coverage Ratio test described in Section 10.3(a)) of 2.0:1.0 or greater, or (B) the Fixed Charge Coverage Ratio (as determined in accordance with the Fixed Charge Coverage Ratio test described in Section 10.3(a)) for the Borrower, or the Successor Company if the Borrower is not the survivor of any such consolidation, merger or transfer, would be greater than such Fixed Charge Coverage Ratio for the Borrower immediately prior to such transaction; and (v) the Borrower shall have delivered to the Agent an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Agreement. The Successor Company will succeed to, and be substituted for the Borrower under this Agreement and the Loans. Notwithstanding the foregoing clause (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or another Restricted Subsidiary and (b) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another state of the United States so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby. Notwithstanding the foregoing, the Borrower may not consolidate or merge with or into, wind up into (whether or not the Borrower is the surviving corporation) or sell, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to the Parent.

        10.6    Transactions with Affiliates.

        (a)   The Borrower will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to, the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by, the Borrower or such Restricted Subsidiary with an unrelated Person and (ii) the Borrower delivers to the Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above.

        (b)   The foregoing provisions will not apply to the following: (i) transactions between or among the Borrower and/or any Restricted Subsidiary; (ii) Restricted Payments permitted by the provisions of this Agreement described in Section 10.2; (iii) the payment of customary annual management, consulting, monitoring and advisory fees and related expenses to the Sponsor and its Affiliates; (iv) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower, the Parent or any Restricted Subsidiary; (v) (A) payments of fees and expenses to the Sponsor and its Affiliates in connection with the Transaction and (B) payments by the Borrower or any Restricted Subsidiary to the Sponsor and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Borrower in good faith; (vi) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of the preceding paragraph; (vii) payments or loans (or cancellation of loans) to employees or consultants of the Borrower or the Parent or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Borrower in good faith; (viii) any agreement as in effect as of the Closing Date (including, without limitation, each of the agreements entered into in connection with the Transactions) or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect); (ix) the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect; (x) the Transactions and the payment of all fees and expenses related to the Transactions; (xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower or the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (xii) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower or the Parent to any Permitted Holder; and (xiii) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

        10.7    Dividend and Other Payment Restrictions Affecting Subsidiaries.

        The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

        (a)   (1) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (2) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;

        (b)   make loans or advances to the Borrower or any Restricted Subsidiary; or

        (c)   sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

          (1)   contractual encumbrances or restrictions in effect on the Closing Date, including, without limitation, pursuant to Existing Indebtedness, the Senior Secured Facilities, the High Yield Bridge Facility, the Exchange Note Indenture and their related documentation;

          (2)   this Agreement and the Loans;

          (3)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

          (4)   applicable law or any applicable rule, regulation or order;

          (5)   any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (6)   contracts for the sale of assets, including, without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

          (7)   secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.3 and 10.4 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

          (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (9)   other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of the covenant described under Section 10.3, provided that any Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary with restrictions on such payments shall be not materially more restrictive, taken as a whole, than those in the Bridge Loan Agreement, the Exchange Note Indenture and the High Yield Notes;

          (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

          (12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower's Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

          (13) restrictions created in connection with any Receivables Facility that, in the good faith of the Board of Directors of the Borrower, are necessary or advisable to effect such Receivables Facility.

        SECTION 11.    Events of Default.

        An "Event of Default" occurs if:

        (a)   the Borrower defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal on the Loans;

        (b)   the Borrower defaults in the payment when due of interest on or with respect to the Loans and such default continues for a period of 30 days;

        (c)   The Borrower or any Restricted Subsidiary defaults in the performance, or breaches any covenant or other agreement contained in this Agreement (other than a default in the performance, or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (a) or (b) of this Section 11) and such default or breach continues for a period of 30 days after receipt of written notice given by the Agent or the holders of at least 30% in aggregate principal amount of the outstanding Loans and Permanent Notes;

        (d)   The Borrower or any Restricted Subsidiary defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any Restricted Subsidiary or the payment of which is guaranteed by the Borrower or any Restricted Subsidiary (other than Indebtedness owed to the Borrower or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Closing Date, if both (i) such default either (A) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (B) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity and (ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

        (e)   The Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

          (i)    commences a voluntary case;

          (ii)   consents to the entry of an order for relief against it in an involuntary case;

          (iii)  consents to the appointment of a Custodian of it or for all or substantially all of its property; or

          (iv)  makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

        (f)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and:

          (i)    is for relief against the Borrower or any Significant Subsidiary in an involuntary case;

          (ii)   appoints a Custodian of the Borrower or any Significant Subsidiary or for all or substantially all of the property of the Borrower or any Significant Subsidiary; or

          (iii)  orders the winding up or liquidation of the Borrower or any Significant Subsidiary,

provided that clauses (i), (ii) and (iii) shall not apply to an Unrestricted Subsidiary, unless such action or proceeding has a material adverse effect on the interests of the Borrower or any Significant Subsidiary;

        (g)   The failure by the Borrower or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

        (h)   Any representation or warranty made by the Borrower (or any of its officers) under or in connection with any Credit Document shall prove to have been incorrect in any material respect when made.

        The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        The term "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, administrator, administrative receiver, custodian or similar official under any Bankruptcy Law.

        If any Event of Default (other than of a type specified in clauses (e) or (f) above) occurs and is continuing, the Agent or the Lenders holding at least 30% in aggregate principal amount of the sum of (x) the then outstanding Loans and (y) the then outstanding Permanent Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Loans to be due and payable immediately.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clauses

(e) or (f) of the first paragraph of this section, all outstanding Loans will become immediately due and payable without further action or notice. The Lenders may not enforce this Agreement or the Permanent Notes except as provided herein. Subject to certain limitations, the Lenders of a majority of the principal amounts of the sum of (x) the outstanding Loans and (y) the then outstanding Permanent Notes, may direct the Agent in its exercise of any trust or power.

        This Agreement provides that the Agent may withhold from the Lenders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Agent shall have no obligation to accelerate the Loans if in the best judgement of the Agent acceleration is not in the best interest of the Lenders. In the event of any Event of Default specified in clause (d) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Agent or the Lenders, if within 20 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) if the default that is the basis for such Event of Default has been cured.

        SECTION 12.    The Agent.

        12.1    Appointment.

        Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agent.

        12.2    Delegation of Duties.

        The Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agent or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

        12.3    Exculpatory Provisions.

        Neither the Agent nor any of its respective officers, directors, employees, agent, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person's own gross negligence or wilful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

        12.4    Reliance by Agent.

        The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

        12.5    Notice of Default.

        The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders, provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Lenders, as applicable).

        12.6    Non-Reliance on Agent and Other Lenders.

        Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        12.7    Indemnification.

        The Lenders agree to indemnify the Agent in their capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), rateably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, rateably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent, in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent, under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of any Agent. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

        12.8    Agent in its Individual Capacity.

        The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent was not the Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

        12.9    Successor Agent.

        The Agent may resign as Agent upon 20 days' prior written notice to the Lenders and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Credit Documents, then the Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall, so long as no Default has occurred and is continuing, be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" means such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent's resignation as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Credit Documents.

        SECTION 13.    Miscellaneous.

        13.1    Amendments and Waivers.

        Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences;

provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender's Commitment or increase the aggregate amount of the Commitments of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentage specified in the definition of "Required Lenders" or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.5), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then current Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

        13.2    Notices.

        All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agent, and as set forth on Schedule 13.2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	K-L Sub 1, Inc., 22 Chambers Street, Suite 201 Princeton, NJ 08542 Attention: Michael Miles Fax: +1-609-430-1526 Attention: General Counsel Fax: +1-609-430-1525
With a copy to:	Kohlberg Kravis Roberts & Co., L.P. Sterling Square 7 Carlton Gardens London SW1Y 5AD Attention: Todd Fisher Fax: +44-207-839 9817
and to:
The Agent:	Merrill Lynch Capital Corporation, 4 World Financial Center, 7th Floor, New York, NY 10080 Attention: Carol Feeley Fax: +(212) 738-1649
With a copy to:	Attention: Dermot Murphy Tel: +44-207-573 0191

provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to Sections 2.3, 4.2, 5.1, 5.2, 9.15 and 10.1 shall not be effective until received.

        13.3    No Waiver; Cumulative Remedies.

        No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        13.4    Survival of Representations and Warranties

        All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder until one year after repayment of all the outstanding Loans.

        13.5    Payment of Expenses and Taxes.

        The Borrower agrees (a) to pay or reimburse the Agent and each Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution and completion of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Agent and each Arranger and any value added tax or other similar tax thereon, (b) to pay or reimburse each Lender and the Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including, without limitation, the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Agent and any value added tax or other similar tax thereon, (c) to pay, indemnify, and hold harmless each Lender and the Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise, value added and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, restatement, supplement or modification of, or any waiver or consent or suspension of rights under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and the Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including, without limitation, reasonable and documented fees, disbursements and other charges of counsel (and any value added tax or similar tax thereon), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and the transaction contemplated thereunder and any such other documents including, without limitation, any of the foregoing relating to the use of the Loans and other proceeds received by the Borrower hereunder and thereunder, or to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of their respective property (all the foregoing in this clause (d), collectively, the "indemnified liabilities"); provided that the Borrower shall have no obligation hereunder to the Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from (i) the gross negligence or wilful misconduct of the party to be indemnified or (ii) disputes among the Agent, the Lenders and/or their transferees. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

        The Borrower agrees that, without the prior written consent of the Arranger, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not the Agent or any Lender is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Agent and each Lender from all liability arising out of such claim, action or proceeding.

        13.6    Successors and Assigns; Participations and Assignments.

        (a)   This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

        (b)   Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents (including to loan derivative counterparties in respect of swaps or similar arrangements having the practical or economic effect thereof). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would directly forgive any principal of any Loan or reduce the stated rate, or forgive any portion, or postpone the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or increase the aggregate amount of the Commitments of any Lender or postpone the date of the final scheduled maturity of any Loan, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 13.7 as fully as if it were a Lender hereunder.

        (c)   Any Lender (an "Assignor") may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or to any other banks or other entities (an "Assignee") (A) without consulting with the Borrower, all or any part of its rights and obligations under this Agreement with respect to its Commitments and (B) without consulting with the Borrower, Loans made pursuant to this Agreement and the other Credit Documents and all rights related thereto, in each case pursuant to an Assignment and Acceptance, substantially in the form of Exhibit B (an "Assignment and Acceptance"), executed by such Assignee and such Assignor and delivered to the Agent for its acceptance and recording in the Register; provided that, except in the case of an assignment of all of a Lender's interests under this

Agreement, unless otherwise agreed to by the Agent, no such assignment to an Assignee (other than any Lender or any Affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this Agreement to the contrary, consultation with the Borrower shall not be required for any assignment that occurs at any time when any of the events described in Section 11(e) or (f) shall have occurred and be continuing with respect to the Borrower.

        (d)   Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law. To the extent requested by any Lender, the Borrower shall execute and deliver to such Lender a note dated the Closing Date substantially in the form Exhibit A-1 hereto to evidence the portion of the Loan made by such Lender and with appropriate insertions ("Bridge Notes"). On each Interest Payment Date prior to the Maturity Date, to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender on such Interest Payment Date a note dated such Interest Payment Date substantially in the form of Exhibit A-2 hereto in a principal amount equal to such Lender's pro rata portion of any PIK Interest Amount and with other appropriate insertions (each a "Bridge PIK Note" and, together with the Bridge Notes, the "Notes"). A Bridge PIK Note shall bear interest from the date of its issuance at the same rate borne by all Notes at the date of issuance and from time to time thereafter.

        (e)   The Agent, on behalf of the Borrower, shall maintain at the address of the Agent referred to in Section 13.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders, the Commitment of, and principal amount of the Loans owing to, each Lender from time to time and the other information required by Section 2.5(e). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (f)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Agent) together with payment to the Agent of a registration and processing fee of $3500 the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

        (g)   Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement; provided that neither the Agent nor any Lender shall provide to any Transferee or prospective Transferee any of the Confidential

Information unless such person shall have previously executed a Confidentiality Agreement in the form of Exhibit D.

        13.7    Replacements of Lenders under Certain Circumstances.

        The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 5.4 with a replacement bank or other financial institution provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 5.4 owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agent or any other Lender shall have against the replaced Lender.

        13.8    Adjustments; Setoff.

        (a)   If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 11(e) or (f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

        (b)   After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

        13.9    Counterparts.

        This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

        13.10    Severability and Integration.

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

        13.11    Governing Law.

        THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        13.12    Submission to Jurisdiction; Waivers.

        The Borrower hereby irrevocably and unconditionally:

        (a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

        (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

        (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 13.2 or at such other address of which the Agent shall have been notified pursuant thereto;

        (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

        (e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.12 any special, exemplary, punitive or consequential damages.

        13.13    Acknowledgments.

        The Borrower hereby acknowledges that:

        (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

        (b)   no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

        (c)   no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

        13.14    Waivers of Jury Trial.

        THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        13.15    Confidentiality.

        The Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender's evaluation of whether to become a Lender hereunder or obtained by such Lender or the Agent pursuant to the requirements of this Agreement ("Confidential Information"), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender's or the Agent's attorneys, professional advisors or independent auditors or Affiliates, or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender; provided that unless specifically prohibited by applicable law or court order, each Lender and the Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender and the Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement in the form of Exhibit D.

        13.16    Conversion of Currencies.

        (a)   If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

        (b)   The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 13.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

K-L SUB 1 INC.,
By:	/s/ FREDRIK SJÖDIN Name: Fredrik Sjödin Title: Vice President
MERRILL LYNCH INTERNATIONAL, as Arranger,
By:	/s/ STEPHEN WELLINGTON Name: Stephen Wellington Title: Vice President
MERRILL LYNCH CAPITAL CORPORATION, as Agent,
By:	/s/ STEPHEN B. PARAS Name: Stephen B. Paras Title: Managing Director
MERRILL LYNCH CAPITAL CORPORATION, as Lender,
By:	/s/ STEPHEN B. PARAS Name: Stephen B. Paras Title: Managing Director

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Exhibit 4.14
PIK BRIDGE LOAN AGREEMENT
among
K-L SUB 1 INC., as Borrower,
The Lenders from Time to Time Party Hereto,
MERRILL LYNCH CAPITAL CORPORATION, as Agent,
Dated as of November 20, 2000
MERRILL LYNCH INTERNATIONAL, as Arranger
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